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                                                                 Exhibit 21

                              LIST OF SUBSIDIARIES
                              --------------------

The following are subsidiaries of the Company, respective jurisdictions of their incorporation and names (if any) under which they do business. The Company owns all of the voting securities of each subsidiary.

                                  Jurisdiction of      Name Under Which
Name                              Incorporation        Subsidiary Does Business
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NAI Technologies--                New York             NAI Systems Division
Systems Division Corporation

Wilcom, Inc.                      New York             Wilcom, Inc.

Lynwood Scientific                United Kingdom       Lynwood
Developments Ltd.

Codar Technology, Inc.            Colorado             Codar







                                      -36-

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